Exhibit 99.1

Liberty Global Reports Q4 and FY 2024 Results

Achieved all full-year guidance targets at Telenet and VMO2, while VodafoneZiggo delivered stable revenue and met all other metrics

$2.2 billion cash balance supported by ~$900 million of non-core asset disposals; further $500 million to $750 million targeted in 2025

Successfully completed Sunrise spin in November; representing a CHF 3.0 billion1 tax-free dividend to Liberty Global shareholders

Record year for shareholder remuneration supported by ~$700 million buyback in 2024; announcing a further buyback program of up to 10% of shares outstanding in 2025

Denver, Colorado: February 18, 2025
Liberty Global Ltd. today announced its Q4 2024 financial results.
CEO Mike Fries stated, “In 2024 we successfully managed through what continues to be a challenging competitive environment, including difficult prior year comparisons in Q4, to achieve all full-year guidance metrics across our Liberty Telecom businesses, with the exception of the stable revenue result at VodafoneZiggo. Fixed ARPU grew across all of our core Liberty Telecom assets during both the quarter and the full year, and in Belgium and the U.K. we delivered growth in broadband net adds for Q4. We're well-positioned to defend and grow market share, with our main brands underpinning value in premium segments and our flanker brands driving growth in low-cost segments, all underpinned by customer centricity, digital and AI initiatives, and our next-generation networks.
We continue to invest in our fiber-rich networks, with FTTH programs ramping across the U.K., Belgium, and Ireland. In the U.K., we now reach 6.4 million2 premises with fiber, and preparations for a fixed NetCo are progressing on track with a perimeter now defined. In Belgium, our fiber sharing agreement with Proximus is pending regulatory approval, and we've successfully secured commitments for a standalone €500 million capex facility for our NetCo in that market called Wyre. In mobile, VMO2 continues to advance its 5G network, with outdoor coverage now reaching 75% of the U.K., and further improvements to be underpinned by the acquisition of spectrum from Vodafone-Three, which is expected to occur later this year.
During the quarter, we successfully increased our stake in Formula E to 66%. As a global championship with ~400 million racing fans, the business is on an impressive trajectory, and with our control position we're excited to unlock its future growth potential. Elsewhere in our Liberty Growth portfolio, we continue rotating capital into scale-based businesses with unique opportunities to create value. Our top seven investments now account for 75% of the portfolio's FMV, and following the ~$900 million3 in proceeds from non-core asset disposals since October 2023, we're targeting a further $500 million to $750 million in 2025.
Our balance sheet remains strong, with over $2.2 billion(i) of consolidated cash, an average long-term debt tenor of ~5 years4, and no material debt repayments until 2028. The year-end cash balance reflects the $1.6 billion capital injection into Sunrise ahead of its November spin, funded by less than $1 billion of corporate cash, ~$420 million from the sale of our stake in All3Media, and Sunrise Adj FCF. Dividend distributions of ~$600 million were received from VMO2 and VodafoneZiggo during Q4.
2024 was a record year for shareholder remuneration at Liberty Global. In November we successfully distributed 100% of the shares of our Swiss subsidiary Sunrise to shareholders, resulting in a CHF 3 billion tax-free dividend. The combined trading performance of both LBTY and Sunrise has demonstrated the inherent value embedded in our telco businesses, with Sunrise now trading at nearly 8x Adj EBITDA (versus 5.5x for Liberty Global). On top of this, we completed a ~$700 million buyback program to repurchase ~10% of our shares during the year, ending with ~349 million shares outstanding.
In 2025 we remain laser-focused on unlocking further value for shareholders. We'll continue to position our Liberty Telecom assets for opportunistic transactions that crystallize and, in time, distribute value to shareholders. We will focus on the inherent value of our fixed networks and, specifically, seek to raise capital for our fiber NetCos in Belgium and the U.K. Finally, we continue to see compelling value in our stock and we're announcing today a buyback program of up to 10% of shares outstanding in 2025.

(i)Including amounts held under separately managed accounts (SMAs).

Q4 Operating Company Highlights

(Consolidated)

Telenet delivers on all 2024 financial guidance

Operating highlights: During Q4, Telenet delivered a return to positive broadband net adds of 3,200, supported by the nationwide launch of the BASE FMC offer in June last year. Since launching, BASE has sold over 25,000 broadband subscriptions. In mobile, the postpaid base declined modestly by 1,800, reflecting the intensely competitive market environment. FMC households increased by 12,200 to reach 861,000, Telenet's best quarterly performance in two years.

Financial highlights: Revenue of $781.5 million in Q4 2024 decreased 1.4% YoY on a reported basis and 0.4% on a rebased5 basis. The rebased decrease was primarily driven by a decline in the customer base, partially offset by (i) the 3.5% price rise and (ii) the continued shift towards higher tier broadband plans. Adjusted EBITDA decreased 4.7% YoY on a reported basis and 3.9% on a rebased basis to $311.0 million in Q4. The rebased decrease was primarily due to (a) higher staff-related expenses and (b) higher programming costs. Reported and rebased Adjusted EBITDA less P&E Additions decreased 50.1% and 49.5%, respectively, to $45.9 million in Q4.

(Nonconsolidated Joint Venture)

VMO2 achieves 2024 guidance, delivering synergies ahead of schedule and strong progress in network evolution

Operating highlights: VMO2 ended the year with another quarter of fixed customer growth, delivering net adds of 9,900 and fixed ARPU growth of 2.0%. Growth in the customer base was driven by improved performance on the nexfibre footprint, where quarterly net additions increased sequentially through the year, supported by build momentum and investment in sales and marketing. Positive growth in fixed ARPU continued, with a 2.0% increase YoY. In mobile, postpaid performance continued to improve through the year and returned to growth in Q4, with 15,600 net additions during the quarter.

VMO2 achieved record footprint expansion in 2024, growing its reach by an additional 1.3 million homes serviceable, and bringing the total gigabit footprint to 18.3 million homes at the end of the year. Expansion was primarily through build on behalf of nexfibre, including the transfer of Upp premises following the successful integration of the altnet. Meanwhile, the upgrade of VMO2's existing fixed network to fiber also continued apace across the year, with a total fiber footprint of 6.4 million premises when including the nexfibre footprint. Significant progress was also made in the evolution of VMO2's mobile network to 5G, with U.K. outdoor population coverage standing at 75% at the end of 2024. Later this year, VMO2 will acquire spectrum from Vodafone-Three following completion of the merger. The target of £540 million of annualized run-rate synergies five years post closing was achieved by the end of 2024, approximately 18 months ahead of the original target.

Financial highlights (in U.S. GAAP)6: Revenue12 of $3,478.8 million in Q4 2024 decreased 1.1% YoY on a reported basis and 4.0% YoY on a rebased basis. The rebased decrease was primarily due to the net effect of (i) a decrease in mobile revenue due to lower handset sales, (ii) a decrease in B2B revenue and (iii) an increase in residential fixed revenue, with each revenue category as defined and reported by the VMO2 JV. Q4 Adjusted EBITDA12 decreased 5.8% YoY on a reported basis and 8.6% YoY on a rebased basis to $1,126.5 million, including $27 million of opex costs to capture7. The YoY decrease in Adjusted EBITDA was primarily due to the net effect of (a) the aforementioned changes in revenue, (b) a handset inventory-related adjustment increasing cost of sales by approximately $27 million in Q4 2024, (c) a reduction in costs of $19 million in Q4 2023 due to a change in the contract terms of services provided by a related-party and (d) a benefit of approximately $16 million during Q4 2024 related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract. Q4 Adjusted EBITDA less P&E Additions12 decreased 36.2% YoY on a reported basis and 38.2% YoY on a rebased basis to $424.8 million, including $53 million of opex and capex costs to capture.

Financial highlights (in IFRS): Revenue of £2,716.2 million ($3,478.8 million) in Q4 2024 decreased 4.0% YoY on a rebased basis. Q4 Adjusted EBITDA of £989.1 million ($1,267.0 million), including costs to capture, decreased 7.0% YoY on a rebased basis. Q4 Adjusted EBITDA less P&E Additions of

£374.8 million ($480.1 million), including costs to capture, decreased 33.6% YoY on a rebased basis. The drivers of these IFRS changes are largely consistent with those under U.S. GAAP detailed above.

2025 Guidance (in IFRS, as guided by the VMO2 JV): Expect to deliver growth in revenue (excluding handsets and the impact of nexfibre construction) and growth in Adjusted EBITDA (excluding the impact of nexfibre construction). Expect support from pricing, nexfibre penetration, and step down in the one-off opex investment in 2024. Expect P&E additions of £2.0 to £2.2 billion (excluding ROU additions), with continued elevated 5G and FTTH spend through Fibre Up. Expect Adjusted FCF and cash distributions to shareholders both in the range of £350 to £400 million.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit its investor relations page to access the Q4 earnings release.
(ii)    U.S. GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for the VMO2 JV's Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as they do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items they do not forecast may vary significantly from period to period.

(Nonconsolidated Joint Venture)

VodafoneZiggo delivers a stable revenue result and achieved all other 2024 guidance

Operating highlights: During Q4, mobile postpaid net adds grew by 800. The broadband base contracted by 30,200 in the quarter amidst the continued promotional intensity in the market, as a 36,000 decline in Consumer was only partially offset by a 5,800 increase in B2B. Fixed ARPU growth in the quarter was supported by the fixed price indexation in July. In mobile, postpaid ARPU declined by 2.3%. FMC8 households grew by 1,700 during the quarter to reach 1.5 million at year end.

Financial highlights: Revenue decreased 3.4% YoY on a reported basis and 2.5% YoY on a rebased basis to $1,113.8 million in Q4. The rebased decrease was primarily due to (i) a decline in the consumer fixed customer base, (ii) lower out of bundle revenue and (iii) a decrease in low-margin handset sales, partially offset by growth in Ziggo Sport Totaal subscribers and continued growth in B2B revenue. Adjusted EBITDA decreased 5.9% YoY on a reported basis and 4.8% on a rebased basis to $468.4 million in Q4. The rebased decrease was primarily driven by (a) the aforementioned decrease in revenue, (b) higher programming costs related to the UEFA broadcast, (c) wage increases related to the collective labor agreement and (d) an $8 million one-off impact following the sale of certain handset receivables during the quarter, partially offset by (1) cost control measures in customer service, IT, procurement and business contracting services and (2) lower energy costs. Adjusted EBITDA less P&E Additions increased 3.7% YoY on a reported basis and 4.9% on a rebased basis to $254.8 million in Q4.

Liberty Global Consolidated Continuing Operations Q4 Highlights
•Q4 revenue increased 9.7% YoY on a reported basis and 7.7% on a rebased basis to $1,123.2 million
•Q4 earnings (loss) from continuing operations increased 169.4% YoY on a reported basis to $2,334.2 million
•Q4 Adjusted EBITDA increased 3.4% YoY on a reported basis and 3.2% on a rebased basis to $247.8 million
•Q4 property and equipment additions were 30.1% of revenue, as compared to 29.0% in Q4 2023
•Balance sheet with nearly $3 billion of total liquidity9
◦Comprised of $1.8 billion of cash, $0.4 billion of investments held under SMAs and over $0.7 billion of unused borrowing capacity10
•Blended, fully-swapped borrowing cost of 3.7% on a debt balance of $9.2 billion

Liberty Global (continuing operations)	Q4 2024	Q4 2023	YoY Change (reported)	YoY Change (rebased)	YTD 2024	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(8,800)	(17,400)			(56,600)

Financial
(in millions, except percentages)
Revenue	$1,123.2	$1,023.9	9.7%	7.7%	$4,341.9	5.5%	5.1%
Earnings (loss) from continuing operations	$2,334.2	$(3,363.6)	169.4%		$1,869.1	151.1%
Adjusted EBITDA	$247.8	$239.6	3.4%	3.2%	$1,159.8	0.8%	1.9%
P&E Additions	$337.6	$296.5	13.9%		$1,061.9	4.7%
Adjusted EBITDA less P&E Additions	$(89.8)	$(56.9)	(57.8%)	(69.2%)	$97.9	(28.0%)	(10.6%)

Cash provided by operating activities	$667.1	$522.0	27.8%		$1,331.2	11.0%
Cash provided by investing activities	$425.6	$(750.2)	156.7%		$1,145.5	189.5%
Cash used by financing activities	$(162.7)	$(428.9)	62.1%		$(806.2)	(35.5%)

Adjusted FCF	$324.2	$258.2	25.6%		$311.7	191.0%
Distributable Cash Flow	$530.6	$258.2	105.5%		$518.1	(43.8%)

Customer Growth

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023

Organic customer net additions (losses) by market
Telenet	(4,600)	(12,600)	(40,300)	(61,900)
VM Ireland	(1,900)	(3,900)	(9,500)	(18,300)
UPC Slovakia	(2,300)	(900)	(6,800)	(5,200)
Total	(8,800)	(17,400)	(56,600)	(85,400)

VMO2 JV(i)	9,900	2,600	9,300	31,300
VodafoneZiggo JV(ii)	(36,700)	(47,200)	(137,100)	(123,200)
______________________

(i)Fixed-line customer counts for the VMO2 JV in 2023 exclude Upp customers.
(ii)Fixed-line customer counts for the VodafoneZiggo JV include certain B2B customers.

Earnings (Loss) from Continuing Operations
Earnings (loss) from continuing operations was $2,334.2 million and ($3,363.6 million) for the three months ended December 31, 2024 and 2023, respectively, and $1,869.1 million and ($3,659.1 million) for the year ended December 31, 2024 and 2023, respectively.

Financial Highlights
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Continuing Operations, Liberty Growth and Liberty Services and corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Telenet	$781.5	$792.5	(1.4)	(0.4)	$3,084.4	$3,089.2	(0.2)	(0.4)
VM Ireland	128.6	133.7	(3.8)	(3.0)	491.4	506.1	(2.9)	(2.9)
Consolidated Liberty Telecom	910.1	926.2	(1.7)		3,575.8	3,595.3	(0.5)
Liberty Growth(i)	35.1	16.1	118.0	N.M.	78.9	60.5	30.4	30.2
Liberty Services and corporate(ii)	223.5	144.8	54.4	47.1	934.7	715.7	30.6	32.2
Consolidated intercompany eliminations(iii)	(45.5)	(63.2)	N.M.	N.M.	(247.5)	(255.7)	N.M.	N.M.
Total consolidated – continuing operations	$1,123.2	$1,023.9	9.7	7.7	$4,341.9	$4,115.8	5.5	5.1

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV(iv)	$3,478.8	$3,516.1	(1.1)	(4.0)	$13,649.7	$13,574.1	0.6	(2.1)
VodafoneZiggo JV(iv)	$1,113.8	$1,153.5	(3.4)	(2.5)	$4,450.5	$4,450.5	—	—

Discontinued operations(v):
Sunrise	$367.6	$897.5			$2,903.1	$3,380.4
Intercompany eliminations	(0.1)	(0.9)			(0.3)	(4.8)
Total discontinued operations	$367.5	$896.6			$2,902.8	$3,375.6
_______________

N.M. - Not Meaningful

(i)Amounts represent our Liberty Growth strategic platform, which is included in the "all other category" in the 10-K.
(ii)Amounts include our Liberty Services strategic platform and our corporate functions, each of which is included in the "all other category" in the 10-K, as well as the impact to revenue resulting from our decision in May 2023 to market and sell certain of our internally-developed software to third parties.
(iii)Amounts primarily relate to the revenue recognized within our T&I Function related to the Tech Framework, including ($102 million) and ($118 million) for the year ended December 31, 2024 and 2023, respectively, related to the elimination of Tech Framework revenues from Sunrise prior to the Spin-off. For additional information on the Tech Framework, see the Glossary.
(iv)Amounts reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV's revenue.
(v)Represents the results of the Sunrise transaction perimeter prior to the Spin-off. Intercompany eliminations primarily relate to transactions between our continuing and discontinued operations.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Telenet	$311.0	$326.5	(4.7)	(3.9)	$1,292.2	$1,315.2	(1.7)	(2.0)
VM Ireland	51.2	46.7	9.6	10.6	178.3	181.4	(1.7)	(1.6)
Consolidated Liberty Telecom	362.2	373.2	(2.9)		1,470.5	1,496.6	(1.7)
Liberty Growth(i)	(19.1)	(3.3)	(478.8)	4.6	(18.2)	1.0	N.M.	(10.9)
Liberty Services and corporate(ii)	(75.2)	(96.8)	22.3	16.7	(170.5)	(216.1)	21.1	24.5
Consolidated intercompany eliminations(iii)	(20.1)	(33.5)	N.M.	N.M.	(122.0)	(131.1)	N.M.	N.M.
Total consolidated – continuing operations	$247.8	$239.6	3.4	3.2	$1,159.8	$1,150.4	0.8	1.9

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV(iv)(v)	$1,126.5	$1,195.7	(5.8)	(8.6)	$4,503.4	$4,531.3	(0.6)	(3.3)
VodafoneZiggo JV(iv)	$468.4	$497.8	(5.9)	(4.8)	$2,033.9	$1,972.5	3.1	3.1

Discontinued operations(vi):
Sunrise	$116.7	$287.2			$1,002.8	$1,148.1
Intercompany eliminations	7.0	19.2			63.3	71.1
Total discontinued operations	$123.7	$306.4			$1,066.1	$1,219.2
_______________

N.M. - Not Meaningful

(i)Amounts represent our Liberty Growth strategic platform, which is included in the "all other category" in the 10-K.
(ii)Amounts include our Liberty Services strategic platform and our corporate functions, each of which is included in the "all other category" in the 10-K. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs in our internal management reporting or external disclosures.
(iii)Amounts primarily relate to the Adjusted EBITDA impact related to the Tech Framework, including ($76 million) and ($88 million) for the year ended December 31, 2024 and 2023, respectively, related to Tech Framework eliminations with Sunrise prior to the Spin-off. For additional information on the Tech Framework, see the Glossary.
(iv)Amounts reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.
(v)2024 amounts for the VMO2 JV include the benefit of approximately $16 million and $62 million, respectively, related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract.
(vi)Represents the results of the Sunrise transaction perimeter prior to the Spin-off. Intercompany eliminations primarily relate to transactions between our continuing and discontinued operations.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	December 31,				December 31,
	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Telenet	$45.9	$92.0	(50.1)	(49.5)	$415.6	$568.6	(26.9)	(27.4)
VM Ireland	3.1	(2.0)	255.0	255.6	4.9	4.7	4.3	2.3
Consolidated Liberty Telecom	49.0	90.0	(45.6)		420.5	573.3	(26.7)
Liberty Growth(i)	(33.5)	(6.7)	(400.0)	(21.6)	(38.0)	(8.5)	(347.1)	(24.7)
Liberty Services and corporate(ii)	(94.5)	(116.2)	18.7	13.7	(200.4)	(335.7)	40.3	42.3
Consolidated intercompany eliminations(iii)	(10.8)	(24.0)	N.M.	N.M.	(84.2)	(93.1)	N.M.	N.M.
Total consolidated – continuing operations	$(89.8)	$(56.9)	(57.8)	(69.2)	$97.9	$136.0	(28.0)	(10.6)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV(iv)	$424.8	$665.9	(36.2)	(38.2)	$1,842.1	$2,052.4	(10.2)	(12.6)
VodafoneZiggo JV(iv)	$254.8	$245.8	3.7	4.9	$1,105.0	$982.7	12.4	12.4

Discontinued operations(v):
Sunrise	$68.3	$107.6			$536.0	$561.7
Intercompany eliminations	9.0	25.0			82.7	93.9
Total discontinued operations	$77.3	$132.6			$618.7	$655.6
_______________

N.M. - Not Meaningful

(i)Amounts represent our Liberty Growth strategic platform, which is included in the "all other category" in the 10-K.
(ii)Amounts include our Liberty Services strategic platform and our corporate functions, each of which is included in the "all other category" in the 10-K.
(iii)Amounts primarily relate to eliminations related to the charges under the Tech Framework, including ($76 million) and ($88 million) for the year ended December 31, 2024 and 2023, respectively, related to Tech Framework eliminations with Sunrise prior to the Spin-off. For additional information on the Tech Framework, see the Glossary.
(iv)Amounts reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.
(v)Represents the results of the Sunrise transaction perimeter prior to the Spin-off. Intercompany eliminations primarily relate to transactions between our continuing and discontinued operations.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $9.2 billion
•Average debt tenor11: 3.4 years, with ~26% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.7%
•Liquidity: Nearly $3 billion, including (i) $1.8 billion of cash at December 31, 2024, (ii) $0.4 billion of investments held under SMAs and (iii) $0.7 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow and ARPU metrics; our operating companies' 2025 financial guidance, our future strategies for maximizing and creating value for our shareholders, including the planned NetCo at VMO2 and any potential capital market or private transactions that we may undertake with respect to any of our businesses; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, including the planned fiber upgrade programs in the U.K., Belgium and Ireland and upgrades to the 5G network in the U.K. and the planned acquisition of spectrum from Vodafone-Three in the U.K.; our fiber sharing agreement with Proximus, including the timing, cost and benefits expected to be derived therefrom; our aspirations for growth at Formula E; our strategic plans for our Liberty Growth portfolio (previously referred to as the Ventures portfolio), including any expected capital rotation between investments and the proceeds to be received therefrom; our share repurchase program, including the amount of shares we intend to repurchase during the year; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt, including our new financing facility at Wyre, and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2025 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2024. Under the program, Liberty Global may acquire from time to time its Class A common shares, Class C common shares, or any combination of Class A and Class C ordinary shares at the discretion of Liberty Global's management. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

*    Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers, including those of UPC Slovakia. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for the VodafoneZiggo JV and full year 2024 U.S. GAAP results for the VMO2 JV.

***Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated JVs.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
                    Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2024, we have adjusted (i) our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2023 to (a) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three months and year ended December 31, 2024, (b) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three months and year ended December 31, 2024, (c) include in our rebased amounts the impact to revenue and Adjusted EBITDA of activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results, (d) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and Sunrise, to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2024 and (e) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2024, and (ii) our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2024 to include activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2023 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (1) any significant differences between U.S. GAAP and local generally accepted accounting principles, (2) any significant effects of acquisition accounting adjustments, (3) any significant differences between our accounting policies and those of the acquired entities and (4) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to 2023 amounts (i) in aggregate for our consolidated continuing operations and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended December 31, 2023			Year ended December 31, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Acquisitions and dispositions(i)	$41.0	$14.1	$10.2	$118.1	$70.8	$66.9
Foreign currency	(9.1)	(3.8)	(0.4)	3.8	(2.3)	(1.8)
Total	$31.9	$10.3	$9.8	$121.9	$68.5	$65.1

Nonconsolidated JVs:
VMO2 JV(ii):
Foreign currency	$109.5	$37.1	$21.0	$372.3	$124.3	$56.3

VodafoneZiggo JV(ii):
Foreign currency	$(10.6)	$(6.0)	$(18.0)	$—	$—	$—
_______________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and Sunrise. These adjustments result in an equal amount of fees in both the 2024 and 2023 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

The following table provides adjustments made to 2024 amounts for our consolidated continuing operations:

	Three months ended December 31, 2024			Year ended December 31, 2024
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Acquisitions and dispositions	$(13.5)	$(10.2)	$(10.2)	$(110.3)	$(81.9)	$(81.9)

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at December 31, 2024, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$694.3	$433.1	$—	$1,127.4
Telenet	1,109.7	—	636.5	1,746.2
VM Ireland	12.3	—	92.0	104.3
Total	$1,816.3	$433.1	$728.5	$2,977.9
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $0.7 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the December 31, 2024 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$6,910.6	$2.7	$6,913.3	$(268.6)	$6,644.7
VM Ireland	931.4	—	931.4	—	931.4
Other(ii)	1,303.0	31.4	1,334.4	—	1,334.4
Total	$9,145.0	$34.1	$9,179.1	$(268.6)	$8,910.5
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amount includes a loan of $1,301.9 million backed by the shares we hold in Vodafone Group plc.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	$40.9	$34.5	$132.3	$167.1
New build & upgrade	110.2	137.8	312.4	238.0
Capacity	45.0	(21.1)	120.5	57.2
Baseline	93.6	86.9	314.0	295.5
Product & enablers	47.9	58.4	182.7	256.6
Total property and equipment additions	337.6	296.5	1,061.9	1,014.4
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(17.5)	(18.0)	(76.8)	(96.3)
Assets acquired under finance leases	(6.9)	(0.1)	(7.4)	(20.9)
Changes in current liabilities related to capital expenditures	(16.6)	(35.9)	(69.2)	24.7
Total capital expenditures, net(ii)	$296.6	$242.5	$908.5	$921.9

Property and equipment additions as % of revenue	30.1%	29.0%	24.5%	24.6%
_______________

(i)Amounts exclude related VAT of $2.3 million and $2.3 million for the three months ended December 31, 2024 and 2023, respectively, and $10.0 million and $13.5 million for the year ended December 31, 2024 and 2023, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended December 31,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global	$64.47	$63.83	1.0%	2.0%
VM Ireland	€61.27	€62.81	(2.5%)	(2.5%)
Telenet	€63.77	€62.09	2.7%	2.7%

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$18.16	$18.68	(2.8%)	(1.8%)
Excluding interconnect revenue	$16.83	$16.83	—%	1.0%

	Operating Data — December 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers	Video Subscribers(i)	Telephony Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(ii)

Consolidated Liberty Global:
Continuing Operations:
Telenet(iii)	4,160,500	1,967,200	1,718,800	1,588,600	848,400	4,155,800	2,675,000	2,870,100
VM Ireland	1,002,700	393,300	363,200	210,900	156,100	730,200	136,700	136,700
UPC Slovakia	644,900	170,400	141,000	149,700	85,000	375,700	—	—
Total Liberty Global	5,808,100	2,530,900	2,223,000	1,949,200	1,089,500	5,261,700	2,811,700	3,006,800

VMO2 JV	16,244,100	5,836,100	5,738,900			12,228,800	15,836,000	35,652,500
VodafoneZiggo JV(iv)	7,580,200	3,415,900	3,107,400	3,389,500	1,259,300	7,756,200	5,299,200	5,583,700

	Subscriber Variance Table — December 31, 2024 vs. September 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers	Video Subscribers(i)	Telephony Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(ii)

Organic Change Summary

Consolidated Liberty Global:
Continuing Operations:
Telenet(iii)	23,700	(4,600)	3,200	(14,400)	(21,700)	(32,900)	(1,800)	(10,500)
VM Ireland	4,100	(1,900)	(900)	(2,100)	(8,300)	(11,300)	(400)	(400)
UPC Slovakia	400	(2,300)	(1,500)	(3,700)	(1,100)	(6,300)	—	—
Total Liberty Global	28,200	(8,800)	800	(20,200)	(31,100)	(50,500)	(2,200)	(10,900)

Q4 2024 Liberty Global Adjustments:
Telenet	(21,000)	—	—	—	—	—	—	—
Total adjustments	(21,000)	—	—	—	—	—	—	—

VMO2 JV	11,200	9,900	12,000			(173,700)	15,600	203,100
VodafoneZiggo JV(iv)	22,100	(36,700)	(30,200)	(36,600)	(62,800)	(129,600)	800	3,200

Q4 2024 Joint Ventures Adjustments:
VMO2 JV	—	—	—	—	—	—	(34,500)	(34,500)
Total adjustments	—	—	—	—	—	—	(34,500)	(34,500)

Footnotes for Operating Data and Subscriber Variance Tables

(i)At UPC Slovakia we have approximately 26,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(ii)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2024, our mobile subscriber count included approximately 195,100, 7,369,800 and 284,500 prepaid mobile subscribers at Telenet, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,048,200 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(iii)Includes our Eltrona business in Luxembourg.
(iv)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Footnotes
1Represents the market capitalization of Sunrise on the date the Sunrise shares began trading on the SIX Swiss Exchange.
2Includes homes passed by the nexfibre partner network, which the VMO2 JV has access to and acts as the anchor tenant.
3Includes (i) $419 million of cash received from the sale of All3Media, including the repayment of principal and interest associated with notes receivable, (ii) our 50% share of the ~$680 million of total proceeds in connection with the VMO2 JV's partial sale of CTIL (including proceeds of ~$250 million from the additional 8.3% stake sale completed in Q4) and (iii) ~$120 million of cash received in connection with the October 2024 sale of Pax8 and partial sale of EdgeConnex.
4Includes both our consolidated operations and nonconsolidated VMO2 and VodafoneZiggo JVs.
5The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
6This release includes the actual U.S. GAAP results for the VMO2 JV for the three months and year ended December 31, 2024 and 2023. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q4 earnings release.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
9Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
10Our aggregate unused borrowing capacity of $0.7 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2024 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2024.
11For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.

12The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	in millions

Revenue:
U.S. GAAP revenue	$3,478.8	$3,516.1	$13,649.7	$13,574.1
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS revenue	$3,478.8	$3,516.1	$13,649.7	$13,574.1

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,126.5	$1,195.7	$4,503.4	$4,531.3
U.S. GAAP/IFRS adjustments(i)	140.5	125.2	476.6	459.2
IFRS Adjusted EBITDA (including costs to capture)	$1,267.0	$1,320.9	$4,980.0	$4,990.5

P&E Additions:
U.S. GAAP P&E Additions	$701.7	$529.8	$2,661.3	$2,478.9
U.S. GAAP/IFRS adjustments(i)	85.2	89.5	713.4	272.2
IFRS P&E Additions (including costs to capture)	$786.9	$619.3	$3,374.7	$2,751.1

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	$424.8	$665.9	$1,842.1	$2,052.4
U.S. GAAP/IFRS adjustments(i)	55.3	35.7	(236.8)	187.0
IFRS Adjusted EBITDA less P&E Additions (including costs to capture)	$480.1	$701.6	$1,605.3	$2,239.4
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) lease accounting.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth strategic platform and our Liberty Services strategic platform, together with our corporate functions, are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

A reconciliation of consolidated earnings (loss) from continuing operations to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Earnings (loss) from continuing operations	$2,334.2	$(3,363.6)	$1,869.1	$(3,659.1)
Income tax expense (benefit)	(90.6)	(0.2)	(30.8)	213.1
Other income, net	(35.8)	(68.4)	(201.8)	(211.4)
Gain on sale of All3Media	—	—	(242.9)	—
Gain associated with the Formula E Acquisition	(190.7)	—	(190.7)	—
Gain associated with the Telenet Wyre Transaction	—	—	—	(377.8)
Share of results of affiliates, net	41.2	1,678.5	205.6	2,018.4
Realized and unrealized losses due to changes in fair values of certain investments, net	66.1	214.2	28.4	556.6
Foreign currency transaction losses (gains), net	(1,958.6)	1,013.9	(1,756.5)	719.7
Realized and unrealized losses (gains) on derivative instruments, net	(354.5)	207.0	(315.2)	(78.3)
Interest expense	140.5	146.1	574.7	505.0
Operating loss	(48.2)	(172.5)	(60.1)	(313.8)
Impairment, restructuring and other operating items, net	5.5	11.3	49.6	43.0
Depreciation and amortization	251.6	350.7	1,002.0	1,216.4
Share-based compensation expense	38.9	50.1	168.3	204.8
Consolidated Adjusted EBITDA	247.8	239.6	1,159.8	1,150.4
P&E Additions	(337.6)	(296.5)	(1,061.9)	(1,014.4)
Consolidated Adjusted EBITDA less P&E Additions	$(89.8)	$(56.9)	$97.9	$136.0

A reconciliation of Liberty Growth loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Loss from continuing operations	$(41.3)	$(12.9)	$(53.0)	$(28.8)
Income tax benefit	(8.1)	—	(8.1)	—
Other income, net	—	—	—	(0.1)
Foreign currency transaction gains, net	(0.8)	—	(0.8)	—
Realized and unrealized gains on derivative instruments, net	(0.9)	—	(0.9)	—
Interest expense	7.2	0.9	10.2	4.0
Operating loss	(43.9)	(12.0)	(52.6)	(24.9)
Impairment, restructuring and other operating items, net	6.0	5.9	6.8	14.3
Depreciation and amortization	18.7	2.8	27.5	11.6
Share-based compensation expense	0.1	—	0.1	—
Liberty Growth Adjusted EBITDA	(19.1)	(3.3)	(18.2)	1.0
P&E Additions	(14.4)	(3.4)	(19.8)	(9.5)
Liberty Growth Adjusted EBITDA less P&E Additions	$(33.5)	$(6.7)	$(38.0)	$(8.5)

A reconciliation of Liberty Services, together with our corporate functions, earnings (loss) from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Services and our corporate functions do not meet the reportable segment quantitative thresholds and are each included in the "all other category" in the 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Earnings (loss) from continuing operations	$2,424.7	$(3,065.3)	$2,339.0	$(3,413.7)
Income tax expense (benefit)	(106.7)	27.9	(72.9)	113.3
Other income, net	(68.3)	(148.6)	(487.9)	(539.3)
Gain on sale of All3Media	—	—	(242.9)	—
Gain associated with the Formula E Acquisition	(190.7)	—	(190.7)	—
Share of results of affiliates, net	39.2	1,676.7	202.4	2,010.6
Realized and unrealized losses due to changes in fair values of certain investments, net	66.1	214.2	28.4	556.6
Foreign currency transaction losses (gains), net	(2,201.0)	1,162.6	(1,971.9)	827.1
Realized and unrealized losses (gains) on derivative instruments, net	(65.9)	(117.2)	21.7	(272.6)
Interest expense	10.5	19.3	41.7	61.1
Operating loss	(92.1)	(230.4)	(333.1)	(656.9)
Impairment, restructuring and other operating items, net	(43.3)	(28.4)	(64.7)	(97.9)
Depreciation and amortization	25.0	135.7	87.9	379.8
Share-based compensation expense	35.2	26.3	139.4	158.9
Liberty Services and corporate Adjusted EBITDA	(75.2)	(96.8)	(170.5)	(216.1)
P&E Additions	(19.3)	(19.4)	(29.9)	(119.6)
Liberty Services and corporate Adjusted EBITDA less P&E Additions	$(94.5)	$(116.2)	$(200.4)	$(335.7)

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities of our continuing operations includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $1.5 million and $3.9 million during the three months ended December 31, 2024 and 2023, respectively, and $9.1 million and $27.7 million during the year ended December 31, 2024 and 2023, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. The following table provides a reconciliation of our net cash provided by operating activities to Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
	in millions

Net cash provided by operating activities of our continuing operations	$667.1	$522.0	$1,331.2	$1,199.3
Operating-related vendor financing additions(i)	80.4	80.0	372.3	346.2
Cash capital expenditures, net	(296.6)	(242.5)	(908.5)	(921.9)
Principal payments on operating-related vendor financing	(80.5)	(58.1)	(363.7)	(376.2)
Principal payments on capital-related vendor financing	(43.0)	(42.2)	(114.0)	(119.3)
Principal payments on finance leases	(3.2)	(1.0)	(5.6)	(21.0)
Adjusted FCF	324.2	258.2	311.7	107.1
Other affiliate dividends	206.4	—	206.4	815.2
Distributable Cash Flow	$530.6	$258.2	$518.1	$922.3
_______________

(i)For purposes of our consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total consolidated debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our consolidated debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended December 31, 2024 (in millions, except ratios):

Reconciliation of reported LTM net earnings to LTM Adjusted EBITDA:
Reported LTM net earnings	$1,869.1
Income tax benefit	(30.8)
Other income, net	(201.8)
Gain on sale of All3Media	(242.9)
Gain associated with the Formula E Acquisition	(190.7)
Share of results of affiliates, net	205.6
Realized and unrealized loss due to changes in fair values of certain investments, net	28.4
Foreign currency transaction gain, net	(1,756.5)
Realized and unrealized gain on derivative instruments, net	(315.2)
Interest expense	574.7
Operating loss	(60.1)
Impairment, restructuring and other operating items, net	49.6
Depreciation and amortization	1,002.0
Share-based compensation expense	168.3
LTM Adjusted EBITDA	$1,159.8

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$9,179.1
Principal-related projected derivative cash payments	(268.6)
Vodafone Collar Loan	(1,301.9)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$7,608.6

Reported LTM net earnings	$1,869.1
Debt to reported LTM net earnings ratio	4.1

LTM Adjusted EBITDA	$1,159.8
Debt to LTM Adjusted EBITDA ratio	6.6

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$7,608.6
Cash and cash equivalents and investments held under SMAs	(2,249.4)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$5,359.2

Reported LTM net earnings	$1,869.1
Net debt to reported LTM net earnings ratio	2.9

LTM Adjusted EBITDA	$1,159.8
Net debt to LTM Adjusted EBITDA ratio	4.6

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis.

	Three months ended December 31,		Increase/(decrease)		Year ended December 31,		Increase/(decrease)
	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Telenet	$311.0	$326.5	(4.7)	(3.9)	$1,292.2	$1,315.2	(1.7)	(2.0)
VM Ireland	51.2	46.7	9.6	10.6	178.3	181.4	(1.7)	(1.6)
Consolidated Liberty Telecom	362.2	373.2	(2.9)		1,470.5	1,496.6	(1.7)
Liberty Growth(i)	(19.1)	(3.3)	(478.8)	4.6	(18.2)	1.0	N.M.	(10.9)
Liberty Services and corporate(ii)	(75.2)	(96.8)	22.3	16.7	(170.5)	(216.1)	21.1	24.5
Consolidated intercompany eliminations(iii)	(20.1)	(33.5)	N.M.	N.M.	(122.0)	(131.1)	N.M.	N.M.
Total consolidated	$247.8	$239.6	3.4	3.2	$1,159.8	$1,150.4	0.8	1.9

VMO2 JV(iv)	$1,126.5	$1,195.7	(5.8)	(8.6)	$4,503.4	$4,531.3	(0.6)	(3.3)
VodafoneZiggo JV(iv)	$468.4	$497.8	(5.9)	(4.8)	$2,033.9	$1,972.5	3.1	3.1

Finance lease adjustments:
Telenet	$(0.2)	$(0.2)			$(1.0)	$(23.9)
Liberty Growth(i)	(1.5)	(0.1)			(1.6)	(0.2)
Liberty Services and corporate	(0.7)	(0.7)			(3.0)	(6.6)
Total finance lease adjustments	$(2.4)	$(1.0)			$(5.6)	$(30.7)

VMO2 JV(iv)	$(2.3)	$(1.9)			$(8.9)	$(7.9)
VodafoneZiggo JV(iv)	$(2.2)	$(2.5)			$(10.9)	$(9.9)

Adjusted EBITDAaL:
Telenet	$310.8	$326.3	(4.8)	(3.9)	$1,291.2	$1,291.3	—	(2.4)
VM Ireland	51.2	46.7	9.6	10.6	178.3	181.4	(1.7)	(1.6)
Consolidated Liberty Telecom	362.0	373.0	(2.9)		1,469.5	1,472.7	(0.2)
Liberty Growth(i)	(20.6)	(3.4)	(505.9)	(1.7)	(19.8)	0.8	N.M.	(17.5)
Liberty Services and corporate(ii)	(75.9)	(97.5)	22.2	16.6	(173.5)	(222.7)	22.1	25.5
Consolidated intercompany eliminations(iii)	(20.1)	(33.5)	N.M.	N.M.	(122.0)	(131.1)	N.M.	N.M.
Total consolidated	$245.4	$238.6	2.8	2.7	$1,154.2	$1,119.7	3.1	1.7

VMO2 JV(iv)	$1,124.2	$1,193.8	(5.8)	(8.7)	$4,494.5	$4,523.4	(0.6)	(3.3)
VodafoneZiggo JV(iv)	$466.2	$495.3	(5.9)	(4.8)	$2,023.0	$1,962.6	3.1	3.1
______________________
N.M. - Not Meaningful

(i)Amounts represent our Liberty Growth strategic platform, which is included in the "all other category" in the 10-K.
(ii)Amounts include our Liberty Services strategic platform and our corporate functions, each of which is included in the "all other category" in the 10-K. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs in our internal management reporting or external disclosures.
(iii)Amounts primarily relate to the Adjusted EBITDA impact related to the Tech Framework, including ($76 million) and ($88 million) for the year ended December 31, 2024 and 2023, respectively, related to Tech Framework eliminations with Sunrise prior to the Spin-off. For additional information on the Tech Framework, see the Glossary.
(iv)Amounts reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.

Appendix - Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	December 31,
	2024	2023

Spot rates:
Euro	0.9663	0.9038
British pound sterling	0.7988	0.7835

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Average rates:
Euro	0.9382	0.9291	0.9246	0.9247
British pound sterling	0.7809	0.8053	0.7826	0.8042